Exhibit 99.1

             Cyanotech Corporation Reports First Quarter
    Fiscal 2005 Financial Results; Reports Net Income of $113,000


    KAILUA KONA, Hawaii--(BUSINESS WIRE)--Aug. 2, 2004--

       Company Continuing with Pond Conversion Expansion Project
                        for Natural Astaxanthin

    Cyanotech Corporation (Nasdaq:CYAN), a world leader in producing high-value natural products from microalgae, today announced financial results for the first quarter of its fiscal year 2005, ended June 30, 2004.
    For the first quarter of fiscal 2005, the company reported net income of $113,000, or $0.01 per diluted share, on sales of $2,707,000. This represents a year-over-year improvement from the sales and net loss reported for the comparable prior fiscal year period. Sales increased 11% from the $2,428,000 reported for the prior year's first quarter, and net income increased by $254,000 from the net loss of $141,000 reported for the same period a year ago. Compared to the first quarter of fiscal 2004, the company achieved higher sales primarily due to increased unit sales. On a consecutive quarter basis from the fourth quarter of fiscal 2004, sales were lower by $583,000 from a sales level of $3,290,000, due to unfulfilled Spirulina orders resulting from lower than expected production of certain Spirulina products caused by inclement weather.
    The company noted that on a historical basis, its facility at Keahole Point has experienced seasonal wet weather in December through February, which is normal and is factored into the manufacturing process. However, for the period April through June 2004, the company experienced an unprecedented level of rainfall during which the facility received 383% of normal levels of rain. This resulted in a nutrient imbalance in the culture ponds, thus negatively impacting Spirulina production. Cost of production was also affected by the increased need for nutrients. This resulted in gross profit margin of 33% for the first quarter of fiscal 2005, which compares favorably to 29% reported for the prior year's first quarter and contrasts on a sequential basis to 36% reported for the fourth quarter of the prior year. Gross profit for the first quarter was $887,000, an improvement from $704,000 for the comparable prior year period.
    Operating expenses for the current first quarter were $726,000, compared to $754,000 for the same period a year ago. Compared to the fourth quarter of fiscal 2004, operating expenses decreased slightly from $736,000. Correspondingly, the company reported income from operations of $161,000 for the first quarter of fiscal 2005, in contrast to the loss from operations of $50,000 recorded for the comparable period of the prior fiscal year. Other expense for the current quarter decreased by $76,000 compared to the first quarter of the prior year, primarily due to lower interest expense from lower outstanding debt.
    The company's cash and cash equivalents decreased by $90,000 from the March 31, 2004 balance to $2,441,000 at June 30, 2004. Working capital increased by $191,000 from $4,083,000 at March 31, 2004 to $4,274,000 at June 30, 2004.
    "While we are disappointed with the quarter's results that mark a departure from our recent trend of sequential quarterly increases in revenue and net income, we are encouraged with the progress we have made from a year ago," said Gerald R. Cysewski, Ph.D., Chairman, President and Chief Executive Officer. "Compared to the first quarter of the prior fiscal year, we have increased revenues, maintained control of our expenses and recorded net income. At the end of the first quarter of fiscal 2005, the weather-related difficulties are largely behind us and demand for our products continues to grow. Factoring out our unfulfilled Spirulina shipments, we ended the first quarter of fiscal 2005 with a 50% increase in our order backlog, compared to the beginning of the quarter. In addition, our business is generating sufficient cashflow to fund the expansion of astaxanthin production from operations. This expansion project will allow us to meet the increasing level of demand for our products, and provide additional capacity to effectively grow the company's business."

    About Cyanotech

    Cyanotech Corporation, a world leader in microalgal technology, produces high-value natural products from microalgae and is the world's largest commercial producer of natural astaxanthin (pronounced "asta-zan-thin") from microalgae. Products include BioAstin(R) natural astaxanthin, a powerful antioxidant with expanding applications as a human nutraceutical; NatuRose(R) natural astaxanthin for the aquaculture and animal feed industries; Spirulina Pacifica(R), a nutrient-rich dietary supplement; and phycobiliproteins, which are fluorescent pigments used in the immunological diagnostics market. Spirulina Pacifica and BioAstin are sold directly online through the Company's website, www.nutrex-hawaii.com, as well as through resellers in over 30 countries worldwide. Technical information for the Company's phycobiliproteins products is available at www.phycobiliprotein.com. Corporate data and other product information are available at www.cyanotech.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company's recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

    Webcast

    Cyanotech Corporation will hold a conference call on Monday, August 2, 2004 at 5:30 p.m. Eastern Time to be broadcast live over the Internet. It can be accessed by all interested parties by linking through the Investor Broadcast Network's VCall website at www.vcall.com or through Cyanotech's website, http://www.cyanotech.com. To access the simultaneous webcast on the Cyanotech site, select the Recent News section from Cyanotech's home page. Click on the announcement entitled, "Cyanotech Announces Fiscal Year 2005 First Quarter Financial Results Webcast August 2, 2004. To listen to the live call, please go to either website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call and will be archived for a period of one calendar year.



                         CYANOTECH CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)
                              (Unaudited)


                                           Three Months Ended June 30,
                                           ---------------------------
                                                   2004          2003
                                           ------------- -------------
NET SALES                                        $2,707        $2,428
COST OF PRODUCT SALES                             1,820         1,724
                                           ------------- -------------
         Gross Profit                               887           704
                                           ------------- -------------

OPERATING EXPENSES:
     Research and development                        65            38
     General and administrative                     367           407
     Sales and marketing                            294           309
                                           ------------- -------------
         Total operating expenses                   726           754
                                           ------------- -------------
         Income (loss) from operations              161           (50)
                                           ------------- -------------

OTHER INCOME (EXPENSE):
     Interest income                                  8             8
     Interest expense                               (39)          (88)
     Other expense, net                              (2)          (29)
                                           ------------- -------------
         Total other expense                        (33)         (109)
                                           ------------- -------------
         Income (loss) before income taxes          128          (159)
INCOME TAX EXPENSE (BENEFIT)                         15           (18)
                                           ------------- -------------
NET INCOME (LOSS)                                  $113         $(141)
                                           ============= =============

NET INCOME (LOSS) PER SHARE:
     Basic                                        $0.01        $(0.01)
                                           ============= =============
     Diluted                                      $0.01        $(0.01)
                                           ============= =============

SHARES USED IN CALCULATION OF
NET INCOME (LOSS) PER SHARE:
     Basic                                       20,736        18,317
                                           ============= =============
     Diluted                                     20,992        18,317
                                           ============= =============

COMPREHENSIVE INCOME (LOSS):
     Net income (loss)                             $113         $(141)
     Other comprehensive income (loss)               14            (5)
                                           ------------- -------------
                                                   $127         $(146)
                                           ============= =============




                         CYANOTECH CORPORATION
                      CONSOLIDATED BALANCE SHEETS
            (Dollars in thousands except per share amounts)
                              (Unaudited)

                                                    June 30, March 31,
                                                     2004      2004
                                                   --------- ---------
ASSETS
Current assets:
  Cash and cash equivalents                          $2,441    $2,531
  Accounts receivable, net                            1,945     2,211
  Refundable income taxes                                11        11
  Inventories                                         1,307     1,099
  Prepaid expenses and other                            200        55
                                                   --------- ---------
    Total current assets                              5,904     5,907

Equipment and leasehold improvements, net            11,748    11,844
Other assets                                            588       606
                                                   --------- ---------
    Total assets                                    $18,240   $18,357
                                                   ========= =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt                 $346      $346
  Accounts payable                                      716       874
  Accrued expenses                                      568       604
                                                   --------- ---------
    Total current liabilities                         1,630     1,824

Long-term debt, excluding current maturities          2,009     2,093
    Total liabilities                                 3,639     3,917
                                                   --------- ---------

Stockholders' equity:
  Common stock of $0.005 par value, shares
   authorized 25,000,000; shares issued and
   outstanding 20,748,990 at June 30, 2004 and
   20,714,246 at March 31, 2004                         104       104
  Additional paid-in capital                         27,175    27,141
  Accumulated other comprehensive income foreign
   currency translation adjustments                      44        30
  Accumulated deficit                               (12,722)  (12,835)
                                                   --------- ---------
    Total stockholders' equity                       14,601    14,440
                                                   --------- ---------

    Total liabilities and stockholders' equity      $18,240   $18,357
                                                   ========= =========


    CONTACT: Cyanotech Corporation
             Jeffrey H. Sakamoto, 808-326-1353
             jsakamoto@cyanotech.com
               or
             Guerrant Associates
             Laura Guerrant, 808-882-1467 (Investors and Media) lguerrant@guerrantir.com